Exhibit 99.1

Ekso Bionics Reports Fourth Quarter and Full-Year 2024 Financial Results

SAN RAFAEL, Calif., March 3, 2025 (GLOBE NEWSWIRE) -- Ekso Bionics Holdings, Inc. (Nasdaq: EKSO) ("Ekso Bionics" or the “Company”), an industry leader in exoskeleton technology for medical and industrial use, today reported financial results for the three and twelve months ended December 31, 2024.

Recent Highlights and Accomplishments

●	Record Q4-2024 revenue of $5.1 million
●	Q4-2024 gross margin increased 400 basis points year-over-year to 53%
●	Subsequent to year-end, Company named National Seating & Mobility as its exclusive Ekso Indego® Personal device distributor within the U.S. complex rehabilitation technology (CRT) industry

“We are pleased to close out 2024 with record fourth quarter revenue, improved gross margin and growing interest in our unrivalled portfolio of Enterprise Health and Personal Health devices,” said Scott Davis, the Company’s Chief Executive Officer. “Looking ahead, our focus will be on aggressively executing two key pillars of our growth strategy: (1) broadening patient access to Ekso Indego® Personal and building upon our growing CMS claim pipeline for the device; and (2), further bolstering demand for our legacy EksoNR device. We look forward to updating investors as we progress.”

Summary Fourth Quarter 2024 Financial Results

For the quarter ended December 31, 2024, the Company recorded revenue of $5.1 million, an increase of 5% compared to $4.8 million for the same period in 2023.

Gross profit for the 2024 fourth quarter was $2.7 million, an increase of 15% from the same period in 2023, representing a gross margin of approximately 53% in the fourth quarter of 2024, compared to a gross margin for the same period in 2023 of 49%. The increase in gross profit and gross margin was primarily due to cost savings in supply chain and a reduction in service costs.

Sales and marketing expenses for the 2024 fourth quarter were $1.9 million, compared to $2.0 million for the same period in 2023. The decrease was primarily due to lower headcount and discretionary payroll.

Research and development expenses for the three months ended December 31, 2024 were $845,000, compared to $1.3 million for the same period in 2023. The change was primarily due to lower discretionary payroll costs and decreases in the Company's use of product development consultants.

General and administrative expenses for the 2024 fourth quarter were $2.2 million, compared to $2.5 million for the same period in 2023. The decrease was primarily due to lower discretionary payroll.

Net loss applicable to common stockholders for the 2024 fourth quarter was $3.4 million, or $0.14 per basic and diluted share, compared to net loss of $3.2 million, or $0.22 per basic and diluted share, for the same period in 2023.

For the fourth quarter of 2024, the Company used $1.4 million of net cash in operations, compared to $1.6 million for the same period in 2023.

Summary Full Year 2024 Financial Results

For the year ended December 31, 2024, the Company recorded revenue of $17.9 million, a decrease of 2% compared to $18.3 million for the same period in 2023.

Gross profit for the full year ended December 31, 2024 was $9.5 million, representing a gross margin of approximately 53%, compared to gross profit of $9.1 million for the same period in 2023, representing a gross margin of 50%. The increase in gross profit was primarily driven by cost savings in supply chain and a reduction in service costs.

Sales and marketing expenses for the full year ended December 31, 2024 were $7.3 million, compared to $8.5 million for the same period in 2023. The decrease was primarily due to lower headcount, discretionary payroll and consultant costs.

Research and development expenses for the full year ended December 31, 2024 were $3.9 million, compared to $5.0 million in the same period in 2023. The change was primarily due to lower discretionary payroll costs and decreases in the Company's use of product development consultants.

General and administrative expenses for the full year ended December 31, 2024 were $8.8 million, compared to $10.7 million in the same period in 2023. The decrease was primarily due to lower discretionary payroll, accounting and legal costs.

Net loss applicable to common shareholders for the full year ended December 31, 2024 was $11.3 million, or $0.56 per basic and diluted share, a 25% improvement compared to $15.2 million, or $1.10 per basic and diluted share, for the same period in 2023.

For the full year ended December 31, 2024, the Company used $9.8 million of net cash in operations, compared to $12.1 million for the same period in 2023.

As of December 31, 2024, the Company had cash and restricted cash of $6.5 million.

Conference Call Details

Ekso Bionics is pleased to invite all interested parties to participate in a conference call today at 1:30 p.m. PT / 4:30 p.m. ET, during which time the financial results and recent business developments will be discussed.

To participate in the conference call by telephone, please dial 877-407-6184 (domestic) or 201-389-0877 (international). The call will also be broadcast live and archived on the Company’s website at www.eksobionics.com under “Presentations & Events” in the Investors section.

About Ekso Bionics®

Ekso Bionics® is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance and mobility across medical and industrial applications. Based upon its industry-leading expertise, the Company focuses on improving health and quality of life with advanced robotics designed to enhance, amplify, and restore human function. Ekso Bionics is the only known exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe. The Company is headquartered in the San Francisco Bay Area and is listed on the Nasdaq Capital Market under the symbol “EKSO.” For more information, visit: www.eksobionics.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding the plans, objectives and expectations of management with respect to the Company’s industry, growth and strategy, including the Company’s focus will be on aggressively executing on its growth strategy and the corresponding pillars of that strategy. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain adequate financing to fund and grow the Company's operations and necessary to develop or enhance the Company’s technology, the Company’s inability to successfully collaborate with its network of existing neuro-rehabilitation facilities, physicians, and DMEs in seeking CMS reimbursements, the Company’s inability to obtain future reimbursements from CMS in a timely manner and at the expected reimbursement levels, the Company’s ability to raise funds to operate and grow its business, the Company’s inability to obtain insurance coverage beyond CMS, the Company’s inability to obtain additional indications of use for its devices, the significant length of time and resources associated with the development of the Company’s products, the Company’s failure to achieve broad market acceptance of the Company’s products, the failure of the Company’s sales and marketing efforts or of partners to market the Company’s products effectively, adverse results in future clinical studies of the Company’s medical device products, the failure of the Company to obtain or maintain patent protection for the Company’s technology, the failure of the Company to obtain or maintain regulatory approval to market the Company’s medical devices, lack of product diversification, existing or increased competition, disruptions in the Company’s supply chain, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC, including the Company’s most recently filed Annual Report on Form 10-K and its subsequently filed Quarterly Reports on Form 10-Q. To learn more about Ekso Bionics please visit the Company’s website at www.eksobionics.com or refer to the Company’s X page, formerly Twitter, at @EksoBionics. Any forward-looking statements made in this press release speak only as of the date of this press release. The Company does not undertake to update these forward-looking statements, except as required by law.

Contact:

Stephen Kilmer

Investor Relations

Direct: (646) 274-3580

Email: skilmer@eksobionics.com

Ekso Bionics Holdings, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2024	2023

Assets
Current assets:
Cash and restricted cash	$6,493	$8,638
Accounts receivable, net	7,238	5,645
Inventories	4,571	5,050
Prepaid expenses and other current assets	541	875
Total current assets	18,843	20,208
Property and equipment, net	1,577	2,018
Right-of-use assets	788	977
Intangible assets, net	4,580	4,892
Goodwill	431	431
Other assets	433	392
Total assets	$26,652	$28,918
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,552	$1,847
Accrued liabilities	2,352	2,664
Deferred revenues, current	1,956	1,993
Notes payable, current	1,250	1,250
Lease liabilities, current	427	363
Total current liabilities	7,537	8,117
Deferred revenues	1,920	2,169
Notes payable, net	3,854	4,832
Lease liabilities	452	723
Warrant liabilities	1	366
Other non-current liabilities	181	105
Total liabilities	13,945	16,312
Stockholders' equity:
Common stock	22	15
Additional paid-in capital	262,203	251,580
Accumulated other comprehensive income	957	156
Accumulated deficit	(250,475)	(239,145)
Total stockholders' equity	12,707	12,606
Total liabilities and stockholders' equity	$26,652	$28,918

Ekso Bionics Holdings, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31, (Unaudited)		December 31,
	2024	2023	2024	2023

Revenue	$5,090	$4,847	$17,925	$18,279
Cost of revenue	2,376	2,478	8,414	9,200
Gross profit	2,714	2,369	9,511	9,079

Operating expenses:
Sales and marketing	1,884	1,983	7,308	8,472
Research and development	845	1,313	3,874	5,025
General and administrative	2,215	2,522	8,789	10,694
Total operating expenses	4,944	5,818	19,971	24,191

Loss from operations	(2,230)	(3,449)	(10,460)	(15,112)

Other (expense) income, net:
Interest expense, net	(59)	(66)	(269)	(302)
Loss on modification of warrant	-	-	(109)	-
Gain (loss) on revaluation of warrant liabilities	34	(319)	474	(133)
Unrealized (loss) gain on foreign exchange	(1,159)	635	(965)	412
Other income (expense), net	1	(15)	(1)	(63)
Total other (expense) income, net	(1,183)	235	(870)	(86)

Net loss	$(3,413)	$(3,214)	$(11,330)	$(15,198)

Net loss per share, basic and diluted	$(0.14)	$(0.22)	$(0.56)	$(1.10)

Weighted average number of shares of common stock outstanding, basic and diluted	24,640	14,446	20,161	13,867

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